Exhibit 99.1

Aprea Therapeutics Announces Acquisition of Atrin Pharmaceuticals Inc. and Reports First Quarter 2022 Financial Results

BOSTON, MA, May 16, 2022 (GLOBE NEWSWIRE) -- Aprea Therapeutics, Inc. (Nasdaq: APRE), a biopharmaceutical company focused on developing and commercializing novel cancer therapeutics targeting DNA damage response pathways today announced that it has acquired Atrin Pharmaceuticals Inc. (“Atrin”) and reported financial results for the three months ended March 31, 2022.

Business Operations Update:

On May 16, 2022 Aprea completed the acquisition of Atrin, a privately held biotechnology company focused on the discovery and development of novel therapeutics targeting proteins in the DNA damage response, or DDR, pathway in oncology through synthetic lethality. The Company believes its cash and cash equivalents as of March 31, 2022 will be sufficient to meet its current projected operating requirements through the second half of 2023.

With the acquisition of the Atrin programs, Aprea intends to shift its primary focus to the ATR inhibitor ATRN-119, which will be studied as both a monotherapy and in combination with standard of care in Phase 1/2a clinical trials in solid tumor malignancies. In parallel with ATRN-119 development, Atrin initiated separate programs for a second-generation ATR inhibitor, ATRN-354, with potentially improved potency and pharmacokinetics, as well as for a potentially highly potent and selective WEE1 inhibitor – ATRN-W1051. These programs are expected to enter IND-enabling studies in 2022 and Aprea anticipates filing Investigational New Drug applications for these programs in 2023. Furthermore, with the acquisition of Atrin, Aprea obtained an active proprietary development platform to drive the identification of new oncology drug targets and biomarkers.

“Aprea has explored a range of strategic alternatives to maximize shareholder value and we believe the acquisition of Atrin represents an opportunity to create substantial value for Aprea shareholders,” said Christian Schade, Chairman and Chief Executive Officer of Aprea. “The founders of Atrin are pioneers in the development of novel oncology compounds in the DNA damage pathway. We are excited to work with the Atrin team to begin clinical development of Atrin’s lead ATR program over the coming months, hasten the development of its differentiated WEE1 program, and support a robust platform to build a pipeline of novel inhibitors of the DDR pathway.”

“We are excited to join forces with Aprea and expedite the clinical development of our lead programs and drug development platform,” said Oren Gilad, Ph.D., the former Chief Executive Officer of Atrin. "Aprea’s knowledge of the p53 pathway in oncology is complimentary to Atrin’s in-house expertise in developing novel targets in the DNA damage response pathway. With supportive resources we look forward to moving our programs into clinical development to better understand the importance of our robust synthetic lethality platform.”

Management and Organization

Christian Schade, our current Chairman and Chief Executive Officer will remain with Aprea along with Scott Coiante, our current Senior Vice President and Chief Financial Officer, and Greg Korbel will remain with Aprea, but will transition from his current role as Senior Vice President and Chief Business Officer to Senior Vice President and Chief Operating Officer. Our management team will be expanded with the appointment of Dr. Gilad, the former Chief Executive Officer of Atrin, who will be President of Aprea and Ze’ev Weiss, the former Chief Business Officer of Atrin, who will be the Chief Business Officer of Aprea. After the 2022 annual stockholder meeting of Aprea, Dr. Gilad will assume the role of Chief Executive Officer from Mr. Schade and Mr. Schade will continue as Executive Chairman of the Board of Directors.

In conjunction with the transaction, the Aprea board was expanded to eight members. Immediately following the consummation of the transaction, the Aprea board will consist of, Dr. Gilad, Mike Grissinger, Rif Pamukcu, and Marc Duey, each of whom were members of the Atrin board who will join the Aprea board, and current Aprea Board members Christian Schade, Jack Henneman, Richard Peters and Bernd Seizinger. Christian Schade will remain the Executive Chairman of the Aprea Board for up to six months, and he would remain as Non-Executive Chairman thereafter. Aprea and Atrin have agreed to expand the Aprea board to nine members following Aprea’s 2022 annual stockholder meeting. The Aprea Board plans to fill the remaining vacancy after such meeting.

About the Transactions

The acquisition of Atrin was structured as a stock-for-stock transaction whereby all of Atrin’s outstanding equity interests were exchanged for a combination of shares of Aprea common stock and shares of Series A non-voting convertible preferred stock (the “Series A preferred stock”). Subject to Aprea stockholder approval, each share of Series A preferred stock will, at the option of the holder, convert into 10 shares of common stock, subject to certain beneficial ownership limitations set by each holder. On a pro forma basis and based upon the number of shares of Aprea common stock and preferred stock issued in the acquisition, holders of Aprea equity holders immediately prior to the acquisition will own approximately 41.2% of Aprea on an as-converted basis and former Atrin equity holders will own approximately 58.8% of Aprea on an as-converted basis immediately after these transactions. The acquisition was approved by the Board of Directors of Aprea and the Board of Directors and the requisite equity holders of Atrin. The closing of the transactions was not subject to the approval of Aprea stockholders.

In connection with acquisition of Atrin, each holder of Aprea common stock as of immediately before the closing of the transaction will be entitled to a non-transferrable contingent value right (“CVR”). Holders of the CVR will be entitled to receive certain payments from proceeds received by Aprea, if any, related to the disposition, if any, of its legacy p53 reactivator assets during the 2-year period following the closing of the transaction.

Wedbush PacGrow is serving as exclusive strategic advisor to Aprea, H.C. Wainwright & Co. is serving as exclusive strategic advisor to Atrin, Sidley Austin LLP is serving as legal counsel to Aprea, and DLA Piper LLP (US) is serving as legal counsel to Atrin.

Immediately after the completion of the acquisition, Aprea is expected to have pro forma cash on hand, before transaction-related expenses, of approximately $48 million (unaudited) and cash runway through the second half of 2023.

Additional details will be available in an updated corporate presentation that can be found in the investor section of the Aprea website at Link.

First Quarter Financial Results

●	Cash and cash equivalents: As of March 31, 2022, the Company had $47.6 million of cash and cash equivalents compared to $53.1 million of cash and cash equivalents as of December 31, 2021. The Company believes its cash and cash equivalents as of March 31, 2022 will be sufficient to meet its current projected operating requirements through the second half of 2023.

●	Research and Development (R&D) expenses: R&D expenses were $4.1 million for the quarter ended March 31, 2022, compared to $6.8 million for the comparable period in 2021. The decrease in R&D expenses was primarily due to decreases in clinical trial activity and related costs for (i) our pivotal Phase 3 clinical trial of eprenetapopt with azacitidine for the frontline treatment of TP53 mutant MDS, (ii) our Phase 2 post-transplant MDS/AML clinical trial, (iii) our Phase 1 AML trial, (iv) our Phase 1/2 solid tumor trial and our Phase 1 dose-escalation trial of APR-548.

●	General and Administrative (G&A) expenses: G&A expenses were $4.0 million for the quarter ended March 31, 2022, compared to $3.4 million for the comparable period in 2021. The increase in G&A expenses was primarily due to increases in legal expense and non-cash stock-based compensation expense.

●	Net loss: Net loss was $7.9 million, or $0.36 per share for the quarter ended March 31, 2022, compared to a net loss of $9.7 million, or $0.46 per share for the quarter ended March 31, 2021. The Company had 21,974,302 shares of common stock outstanding as of March 31, 2022.

Conference Call and Webcast Details

Aprea will host a webcast on May 16, 2022 at 4:30pm EDT to discuss the acquisition. The webcast can be accessed under the "Events Calendar" in the Investors section of the Aprea website at Link

About Aprea Therapeutics, Inc.

Aprea Therapeutics, Inc. is a biopharmaceutical company headquartered in Boston, Massachusetts with research facilities in Doylestown, Pennsylvania, focused on developing and commercializing novel cancer therapeutics that target DNA damage response pathways. The Company’s lead program is ATRN-119, a Phase 1-ready small molecule ATR inhibitor being developed for solid tumor indications. For more information, please visit the company website at www.aprea.com.

The Company may use, and intends to use, its investor relations website at https://ir.aprea.com/ as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Forward Looking Statement

Certain information contained in this press release includes “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, related to our study analyses, clinical trials, regulatory submissions, and projected cash position. We may, in some cases use terms such as “future,” “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “targeting,” “confidence,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team that involve risks, potential changes in circumstances, assumptions, and uncertainties. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including risks related to the success and timing of our clinical trials or other studies, risks associated with the coronavirus pandemic and the other risks set forth in our filings with the U.S. Securities and Exchange Commission. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Source: Aprea Therapeutics, Inc.

Corporate Contacts:

Scott M. Coiante

Sr. Vice President and Chief Financial Officer

617-463-9385

Gregory A. Korbel

Sr. Vice President and Chief Operating Officer

617-463-9385

Aprea Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$47,651,774	$53,076,052
Prepaid expenses and other current assets	2,393,096	3,508,358
Total current assets	50,044,870	56,584,410
Property and equipment, net	20,587	23,870
Right of use lease and other noncurrent assets	271,552	215,183
Total assets	$50,337,009	$56,823,463
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,988,007	$1,773,032
Accrued expenses	4,512,616	5,352,996
Lease liability—current	219,499	190,471
Total current liabilities	6,720,122	7,316,499
Lease liability—noncurrent	28,061	--
Total liabilities	6,748,183	7,316,499
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.001; 21,974,302 and 21,859,413 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively.	21,974	21,859
Additional paid-in capital	243,062,384	240,978,439
Accumulated other comprehensive loss	(10,424,461)	(10,358,956)
Accumulated deficit	(189,071,071)	(181,134,378)
Total stockholders’ equity	43,588,826	49,506,964
Total liabilities and stockholders’ equity	$50,337,009	$56,823,463

Aprea Therapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Operating expenses:
Research and development	$4,089,577	$6,763,848
General and administrative	3,985,298	3,425,833
Total operating expenses	8,074,875	10,189,681
Other income (expense):
Interest (expense) income	1,971	(1,057)
Foreign currency (loss) gain	136,211	521,983
Total other income (expense)	138,182	520,926
Net loss	$(7,936,693)	$(9,668,755)
Other comprehensive income (loss):
Foreign currency translation	(65,505)	(402,850)
Total comprehensive loss	(8,002,198)	(10,071,605)
Net loss per share attributable to common stockholders, basic and diluted	$(0.36)	$(0.46)
Weighted-average common shares outstanding, basic and diluted	21,901,531	21,186,827